Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain terms of the capital stock of Jushi Holdings Inc. (the “company,” “we,” “us” and “our”). Because it is only a summary, this description does not contain all of the information that may be important to you. For a complete description of the matters set forth herein, please refer to our articles of incorporation and our bylaws, as each may be amended from time to time, filed as exhibits to our Current Report on Form 8-K on July 31, 2026 and to the applicable provisions of the Nevada Revised Statutes (the “NRS”).

Our authorized capital stock consists of 3,000,000,000 shares of capital stock, of which (i) 2,000,000,000 shares are designated as common stock, par value $0.001 per share, and (ii) 1,000,000,000 shares are designated as preferred stock, par value $0.001 per share.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast at the meeting of stockholders; provided that, if the rules and requirements of the stock exchange on which our shares are then listed require a different voting standard for the election of directors, directors will be elected in accordance with the rules and requirements of such stock exchange. Because of this, subject to the policies of any stock exchange on which our shares are listed, the directors receiving the most votes cast in the election of directors will be elected. The holders of a majority of our shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election. Currently, our shares of common stock are listed on the Canadian Securities Exchange (“CSE”).

For matters other than the election of directors, unless our articles of incorporation, our bylaws, the NRS or other applicable law provides otherwise, such actions are approved if the number of votes cast in favor of the action exceeds the number cast in opposition to the action, unless voting by classes or series of stock is required, in which case, the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition thereto.

Holders of our common stock representing at least 5% of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting or our stockholders.

Dividends and Other Distributions

Subject to the rights and/or preferences, if any, that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends and other distributions, if any, as may be declared by our board of directors and paid by the company out of legally available funds. Pursuant to our articles of incorporation, we are specifically allowed to make any distribution that otherwise would be prohibited by the balance sheet test of NRS 78.288(2)(b).

Liquidation, Dissolution and Winding Up

In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the company’s net assets legally available for distribution to our stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of any series of preferred stock that we may issue in the future.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock

Our board of directors may, without further action by our stockholders, provide, out of the authorized but undesignated and unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, any or all of which may be greater than the rights of our common stock.

The issuance of preferred stock could adversely affect the relative voting power of our common stock and the likelihood that the holders of our common stock will receive distributions and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action.

Anti-Takeover Provisions

Nevada’s “Combinations with Interested Stockholders” Statutes

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. These laws generally apply to Nevada corporations with 200 or more stockholders of record.

For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-

outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”

However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment to not be governed by these laws (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.

We have opted out of the provisions of NRS 78.411 to 78.444, inclusive, in our original articles of incorporation.

Nevada’s “Acquisition of Controlling Interest” Statutes

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless (1) a majority of the voting power of the disinterested stockholders and (2) the holders of a majority of each class or series of outstanding shares adversely affected by such acquisition elect to restore such voting rights. These laws apply to a Nevada corporation with 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding the date of determination) and do business in the State of Nevada directly or through an affiliated corporation.

These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, the shares which it acquired in the transaction that took it over the threshold within the 90 days immediately preceding the date on which the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

However, a Nevada corporation may elect in its articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest not to be governed by these particular laws.

We have opted out of the control share provisions of NRS 78.378 through 78.3793, inclusive, in our bylaws.

Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

Board of directors’ vacancies

Our articles of incorporation and bylaws authorize, subject to the rights of any one or more series of preferred stock, only our board of directors to fill vacant directorships, including newly created seats, even if the remaining members of the board of directors constitute less than a quorum. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors without the need for an amendment to our articles of incorporation or bylaws.

These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

Stockholder action; special meeting of stockholders

Our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our articles of incorporation and bylaws further provide that, subject to the rights of holders of any series of preferred stock, special meetings of our stockholders may be called only by our board of directors, the chair of our board of directors or our chief executive officer (and if there is no chair or chief executive officer, by the president) and shall be called by our secretary upon the written request of our chair, our chief executive officer or at least a majority of the members of our board of directors.

Stockholders are expressly prohibited in our articles of incorporation from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Supermajority requirements for stockholder removal of directors

Our articles of incorporation provide that stockholders may remove directors, with or without cause, only by the affirmative vote of stockholders representing at least the minimum percentage of the voting power of all outstanding shares of stock of the corporation entitled to vote thereon then permitted under the NRS for such vote, which minimum percentage is currently two-thirds . This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

Amendment of our articles of incorporation and bylaws

After the issuance of stock, the NRS provides generally that the affirmative vote of at least a majority of the outstanding shares entitled to vote thereon, or such greater proportion of the voting power as may be required in the case of a vote by classes or series or by the articles of incorporation, is required to amend a corporation’s articles of incorporation. Our articles of incorporation do not require a greater percentage than is set forth in the NRS.

Our articles of incorporation and bylaws provide that our board of directors is expressly authorized to alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws, without the assent or vote of stockholders, in any manner not inconsistent with the laws of the State of Nevada or our articles of incorporation. Authority to adopt, amend or repeal our bylaws is granted exclusively to our board of directors.

This makes it more difficult for a stockholder or small group of stockholders, including a potential acquirer, to amend our governing documents in ways that may make it easier for a stockholder to acquire our company.

No cumulative voting

The NRS provides that stockholders are not entitled to cumulate votes in the election of directors, unless a corporation’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.

This makes it more difficult for a stockholder or small group of stockholders, including a potential acquiror, to appoint a specific candidate to our board of directors.

Issuance of undesignated preferred stock

Our board of directors has the authority, without further action by our stockholders, to issue out of the authorized but undesignated and unissued shares of preferred stock, one or more series of preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, our bylaws provide that the Eighth Judicial District Court of Clark County, Nevada, is the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative: (1) brought in the name or right of the company or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any of our current or former directors, officers, stockholders, employees or agents; (3) any internal action (as defined in NRS 78.046), including any action asserting a claim against us arising pursuant to any provision of NRS Chapters 78 or 92A, our articles of incorporation or bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada; (4) to interpret, apply, enforce or determine the validity of our articles of incorporation or bylaws; or (5) asserting a claim governed by the internal affairs doctrine of the State of Nevada; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities and Exchange Act of 1934 (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction.

In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada will be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada will be the sole and exclusive forum therefor. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder.

Our bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our bylaws, including the foregoing provision, our articles of incorporation and any amendments to our bylaws or articles of incorporation.

We recognize that the forum selection clause in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Nevada. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Eighth Judicial District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Moreover, Section 22 of the Securities Act of 1933 (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The NRS authorizes corporations to limit or eliminate the individual liability of directors and officers to corporations and their stockholders and creditors for any damages as a result of any act or failure to act in their capacities as directors or officers (including for breaches of their fiduciary duties), subject to certain exceptions. Our articles of incorporation include a provision that eliminates or limits the liability of directors and officers for damages to the fullest extent permitted by the NRS. As a result, our directors and officers are not liable unless the presumption of the business judgment rule (that such director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted and it is proven that the director or officer’s act or failure to act constituted a breach of their fiduciary duties as directors or officers and such breach involved intentional misconduct, fraud or a knowing violation of law. The effect of such provision is to eliminate or limit the rights of us and our stockholders and creditors, including through stockholders’ derivative suits on our behalf, to recover damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior.

Our articles of incorporation and bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the NRS. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors and officers for some liabilities. We believe that these limitations of liability, indemnification, and advancement provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breaches of their fiduciary duties as directors or officers. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition, your investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Odyssey Trust Company. The transfer agent’s address is 1230 – 300 5th Avenue SW, Calgary AB T2P 3C4.

Registration and Listing

Our common stock is registered pursuant to Section 12 of the Exchange Act and is listed in Canada on the CSE under the symbol “JUSH” and is quoted for trading in the United States on the OTCQX under the symbol “JUSH”.